Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209612
Registration No. 333-209612-02

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Registration Fee (1)
1.875% Guaranteed Notes Due 2022	€750,000,000	99.607%	€747,052,500	$82,886.42
Guarantee of 2022 Notes (2)	—	—	—	—
Total	€750,000,000	—	€747,052,500	$82,886.42

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, based upon a euro/U.S. dollar exchange rate of €1=$1.1018 as of February 24, 2016, as published by Bloomberg L.P.
(2)	Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 19, 2016)

€750,000,000

LYB International Finance II B.V.

1.875% Guaranteed Notes due 2022

Fully and Unconditionally Guaranteed by

LyondellBasell Industries N.V.

LYB International Finance II B.V. is offering €750,000,000 of its 1.875% guaranteed notes due 2022 (the “notes”). Interest on the notes will accrue from March 2, 2016 and will be payable annually in arrear on March 2 of each year, beginning March 2, 2017. The notes will mature on March 2, 2022.

Payment of the principal, premium (if any), interest and any other amounts due on the notes is fully and unconditionally guaranteed by LyondellBasell Industries N.V.

The notes and the guarantee will be the senior unsecured obligations of LYB International Finance II B.V. and LyondellBasell Industries N.V., respectively. The notes and the guarantee will rank equally with all of the other senior indebtedness of LYB International Finance B.V. and LyondellBasell Industries N.V., respectively. The indenture that will govern the notes does not restrict the ability of LYB International Finance II B.V. or LyondellBasell Industries N.V. to incur additional senior unsecured indebtedness.

LYB International Finance II B.V. may redeem the notes, in whole or in part, at any time at the redemption prices described beginning on page S-21. If a change of control triggering event as described on page S-25 occurs, LYB International Finance II B.V. may be required to offer to purchase the notes from holders.

Investing in the notes involves risks. See “Risk Factors,” which begins on page S-13 of this prospectus supplement and any risk factors described in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price (1)	99.607%	€747,052,500
Underwriting discount and commissions	0.375%	€2,812,500
Proceeds to us, before expenses	99.232%	€744,240,000

(1)	Plus accrued interest from March 2, 2016 if delivery occurs after that date.

We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange plc.

The underwriters expect to deliver the notes to investors on or about March 2, 2016 in book-entry form through a common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

Barclays	Deutsche Bank	ING	Morgan Stanley

Co-Managers

BofA Merrill Lynch	HSBC	J.P. Morgan	Mizuho Securities	UniCredit Bank

The date of this prospectus supplement is February 24, 2016.

We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and none of us can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover of this prospectus supplement, but our business, financial condition or results of operations may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Offers and sales of the notes in the European Union and the United Kingdom are subject to restrictions, the details of which are set out below and under “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement, references to “U.S. dollars” and “$” are to U.S. currency, and references to “euro” and “€” are to the currency of the European Economic and Monetary Union. Unless otherwise indicated or unless the context requires otherwise, in this prospectus supplement the terms “we,” “our” and “us” refer to LyondellBasell Industries N.V. (“LyondellBasell”) and its consolidated subsidiaries, including, LYB International Finance II B.V. (“LYB International Finance II”). LYB International Finance II is the issuer of the notes and LyondellBasell is fully and unconditionally guaranteeing the payment of the principal, premium (if any), interest and any other amounts due on the notes.

Notice to prospective investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions about future events that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	the cost of raw materials represents a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil, natural gas liquids and/or natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers due to the significant competition that we face, the commodity nature of our products and the time required to implement pricing changes;

•	our U.S. operations have benefited from low-cost natural gas and natural gas liquids; decreased availability of these materials (for example, from their export or regulations impacting hydraulic fracturing in the U.S.) could reduce the current benefits we receive;

•	if crude oil prices continue to fall materially, or continue to decrease relative to U.S. natural gas prices, we would see less benefit from low-cost natural gas and natural gas liquids and it could have a negative effect on our results of operations;

•	industry production capacities and operating rates may lead to periods of oversupply and low profitability; for example, there has been substantial capacity expansions announced in the U.S. olefins industry;

•	we may face operating unplanned interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failures, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental incidents) at any of our facilities, which would negatively impact our operating results; for example, because the Houston refinery is our only refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we may not be able to protect our market position or otherwise pass on cost increases to our customers due to the significant competition we face as a result of the commodity nature of many of our products;

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;

•	our ability to implement business strategies and execute our organic growth plans may be negatively affected or restricted by, among other things, our ability to complete projects on time and on budget and other events that may affect our ability to execute projects and strategies;

•	uncertainties associated with worldwide economies could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty default;

•	the negative outcome of any legal, tax and environmental proceedings or changes in laws or regulations regarding legal, tax and environmental matters may increase our costs or otherwise limit our ability to achieve savings under current regulations;

•	any loss or non-renewal of favorable tax treatment under agreements or treaties, or changes in laws, regulations or treaties, may substantially increase our tax liabilities;

•	we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position;

•	we have significant international operations, and continued economic uncertainties, fluctuations in exchange rates, valuations of currencies and our possible inability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;

•	we are subject to the risks of doing business at a global level, including wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results;

•	if we are unable to comply with the terms of our credit facilities, indebtedness and other financing arrangements, those obligations could be accelerated, which we may not be able to repay; and

•	we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses.

Any of these factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities we or our selling securityholders may offer from time to time. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding LyondellBasell, LYB International Finance II and the securities offered by this prospectus supplement, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus supplement forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Such registration statement can also be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference in this prospectus supplement the following documents that LyondellBasell has previously filed with the SEC and any subsequent filings made by LyondellBasell with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) prior to the completion of the offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 16, 2016; and

•	Current Report on Form 8-K, as filed with the SEC on January 15, 2016.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyb.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 300

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. This summary does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes discussed under “Risk Factors” beginning on page S-13 of this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus supplement, before making an investment decision.

LyondellBasell Industries N.V.

LyondellBasell is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

We are one of the world’s top five independent chemical companies based on revenues. We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics, while our plastic products are typically used in large volume applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery which processes crude oil into products such as gasoline, diesel and jet fuel.

The executive offices of LyondellBasell are located at 4th Floor, One Vine Street, London, W1J 0AH, The United Kingdom. LyondellBasell’s telephone number at that office is +44 (0) 207 220 2600 and its internet address is www.lyb.com. Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

LYB International Finance II B.V.

LYB International Finance II was incorporated as a private company with limited liability under the laws of The Netherlands on January 28, 2016 and is a wholly (100%) owned subsidiary of LyondellBasell. LYB International Finance II is a financing vehicle for LyondellBasell and its consolidated subsidiaries. LYB International Finance II has no independent operations, other than issuing debt, hedging such debt when appropriate and on-lending funds raised from such issuances to LyondellBasell and its consolidated subsidiaries. LYB International Finance II will lend substantially all proceeds of its borrowings to LyondellBasell and its consolidated subsidiaries. LyondellBasell will fully and unconditionally guarantee the notes issued by LYB International Finance II as to payment of principal, premium (if any), interest and any other amounts due thereon.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” and “Description of Guarantees” sections of the accompanying prospectus contain a more detailed description of the terms of the notes and the guarantee.

Issuer	LYB International Finance II B.V.

Parent Guarantor	LyondellBasell Industries N.V.

Securities Offered	€750 million aggregate principal amount of 1.875% Guaranteed Notes due 2022.

Guarantee	The notes will be fully and unconditionally guaranteed by LyondellBasell as to the payment of principal, premium (if any) and interest and any other amounts due on the notes.

Maturity Date	The notes will mature on March 2, 2022.

Interest	Interest on the notes will accrue at the rate of 1.875% per year, payable annually in arrear on March 2 of each year, commencing March 2, 2017.

Ranking	The notes and the guarantee will constitute unsecured and unsubordinated indebtedness of LYB International Finance II and LyondellBasell, respectively, and will rank equally in right of payment with all other existing and future unsubordinated indebtedness of LYB International Finance II and LyondellBasell, respectively. The notes and the guarantee will rank effectively junior in right of payment to LYB International Finance II’s and LyondellBasell’s secured indebtedness, if any, to the extent of the collateral therefor and to all existing and future liabilities of their subsidiaries (other than LYB International Finance II).

At December 31, 2015, LyondellBasell and its subsidiaries had approximately $8,028 million of indebtedness outstanding, and on a pro forma basis after giving effect to the offering of the notes, would have had approximately $8,847 million of indebtedness outstanding (in each case, excluding intercompany indebtedness and guarantees of indebtedness of joint ventures). LYB International Finance II has no outstanding secured indebtedness.

At December 31, 2015, LyondellBasell’s subsidiaries had approximately $3,134 million of indebtedness, including approximately $2,437 million of indebtedness of LYB International Finance B.V. (“LYB International Finance”) and approximately $67 million of secured indebtedness, outstanding (excluding in each case intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank structurally prior to the notes with respect to the assets of such subsidiaries. LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries.

Optional Redemption	LYB International Finance II may elect to redeem and repay any or all of the notes at any time and from time to time prior to maturity, in minimum principal amounts of €100,000 or any integral multiple of €1,000 in excess thereof. If LYB International Finance II elects to redeem and repay the notes prior to December 2, 2021 (three months prior to the maturity date), LYB International Finance II will pay an amount equal to the greater of 100% of the principal amount of the notes redeemed and repaid, and the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes to be redeemed matured three months prior to the maturity date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (as computed using the Actual/Actual (ICMA) payment convention) at the Comparable Government Bond Rate (as defined in “Description of the Notes — Optional Redemption” in this prospectus supplement) plus 35 basis points. If LYB International Finance II elects to redeem and repay the notes on or after December 2, 2021 (three months prior to the maturity date), LYB International Finance II will pay an amount equal to 100% of the principal amount of the notes redeemed and repaid. LYB International Finance II will pay accrued interest on the notes redeemed to the redemption date. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Redemption for Changes in Taxes	LYB International Finance II may elect to redeem the notes as a whole but not in part, at its option, in the event of certain changes in tax law that would require the issuer or the guarantor to pay additional amounts on such notes (as defined in “Description of the Notes — Additional Amounts” in this prospectus supplement) to holders of such notes in respect of withholding taxes that cannot be avoided by taking reasonable measures available to it, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes — Redemption for Changes in Taxes” in this prospectus supplement.

Additional Amounts

Subject to certain exceptions and limitations, LYB International Finance II or LyondellBasell will pay such additional amounts (as defined in “Description of the Notes — Additional Amounts” in this prospectus supplement) on the notes (or payments under the guarantee in respect thereof) as may be necessary so that the net amount received by each beneficial owner of the notes after all withholding or deductions, if any, will not be less than the amount the beneficial owner would have received in respect of such note (or payments under the guarantee in respect thereof) in the absence of such withholding or deduction. See “Description of the Notes — Additional Amounts” in this prospectus supplement.

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Risk Factors” and “Description of the Notes — Issuance in Euro” in this prospectus supplement.

Change of Control Offer	If a change of control triggering event occurs, holders of the notes may require LYB International Finance II to purchase all or a portion of such holders’ notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See “Description of the Notes — Change of Control Offer” in this prospectus supplement.

Certain Covenants	LYB International Finance II will issue the notes under an indenture with LyondellBasell, the guarantor, and Deutsche Bank Trust Company Americas, the trustee. The indenture, among other things, will restrict our ability to:

•	create, incur or assume debt secured by liens;

•	enter into certain sale and lease-back transactions; and

•	enter into consolidations, mergers or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes — Certain Covenants.”

Absence of Public Market for the Notes / Listing
The notes are new issues of debt securities with no established trading market. We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange plc. However, we are not obligated to list the notes on the Global Exchange Market of the Irish Stock Exchange plc or any other trading market. Furthermore, if listed, we may discontinue such listing at any time in our discretion without notice to the holders of the notes.

Form and Denominations	LYB International Finance II will issue the notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from sales of the notes for general corporate purposes, including repurchases of LyondellBasell’s ordinary shares.

Additional Issuances	LYB International Finance II may, without the consent of the holders of the notes, create and issue additional notes identical to the notes described in this prospectus supplement in all respects except for the issue date, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional notes. Any such additional notes, together with the notes offered hereby, will constitute a single series of securities under the indenture relating to the notes.

Governing Law	State of New York.

Trustee, Registrar and Paying Agent	Deutsche Bank Trust Company Americas

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for factors you should consider before deciding to invest in the notes.

Summary Historical Financial Data

The following summary historical financial data of LyondellBasell should be read in conjunction with the consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference herein. See “Where You Can Find More Information.” The summary historical financial data of LyondellBasell as of and for the years ended December 31, 2015 and 2014 were derived from its audited consolidated financial statements.

	Year Ended December 31,
	2015	2014
	(in millions of dollars, except per share data and ratios)
Results of operations data:
Sales and other operating revenues	$32,735	$45,608
Operating income	6,122	5,736
Income from continuing operations	4,479	4,172
Earnings per share from continuing operations:
Basic	9.63	8.04
Diluted	9.60	8.00
Balance sheet data (as of period end):
Total current assets	9,789	11,645
Total assets	22,757	24,221
Total current liabilities	4,349	5,437
Total long-term debt (a)	7,671	6,695
Total equity	6,574	8,344
Other financial data:
Ratio of Earnings to Fixed Charges (b)	14.38x	11.94x

(a)	Excludes current maturities of long term debt.
(b)	We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings from continuing operations before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risks as well as the other information included or incorporated by reference in this prospectus supplement, including our financial statements and related notes, before investing in the notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our securities, including the notes, could decline and you may lose all or part of your investment.

Risks Related to the Notes

The notes and the guarantee will be effectively subordinated to all liabilities of LyondellBasell’s subsidiaries, other than LYB International Finance II.

The notes and the guarantee will be structurally subordinated to indebtedness and other liabilities of LyondellBasell’s subsidiaries, other than those of LYB International Finance II. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of LyondellBasell’s subsidiaries, those subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to LyondellBasell.

The notes will not be guaranteed by any of LyondellBasell’s subsidiaries. LyondellBasell’s subsidiaries are separate and distinct legal entities and, other than LYB International Finance II, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available for such purposes. Therefore, whether by dividends, loans, distributions or other payments, any right that LyondellBasell has to receive any assets of any of its subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries, if any.

As of December 31, 2015, LyondellBasell’s subsidiaries had approximately $3,134 million of indebtedness, including approximately $2,437 million of indebtedness of LYB International Finance and approximately $67 million of secured indebtedness, outstanding (excluding, in each case, intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank effectively prior to the notes with respect to the assets of such subsidiaries. LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries. Subject to the limits in any applicable indentures or other agreements, LyondellBasell’s subsidiaries may incur more debt, and those indentures and other agreements do not limit the incurrence of liabilities that are not indebtedness such as, for example, contractual obligations and unfunded pension liabilities.

LYB International Finance II’s ability to satisfy its obligations in respect of the notes is dependent on LyondellBasell and LyondellBasell’s other subsidiaries.

LYB International Finance II is a financing vehicle for LyondellBasell and its consolidated subsidiaries and its primary business is the raising of money for the purpose of on-lending to LyondellBasell and its consolidated subsidiaries. LYB International Finance II’s ability to satisfy its obligations in respect of the notes will depend on payments made to LYB International Finance II by LyondellBasell and its consolidated subsidiaries in respect of loans and advances made by LYB International Finance II.

LyondellBasell is a holding company and depends upon cash distributions from its subsidiaries to meet its financial obligations.

As a holding company, LyondellBasell conducts its operations through its operating subsidiaries, and its only significant assets are the capital stock of its subsidiaries. Accordingly, its ability to meet its financial obligations, including its obligations under the guarantee, depends upon the ability of its subsidiaries to make cash distributions to it. Any of its subsidiaries’ declaration of bankruptcy, liquidation, reorganization or acceleration of the payment of any part of their indebtedness or other liabilities could materially adversely affect their ability to make cash distributions to LyondellBasell. Additionally, the ability of LyondellBasell’s subsidiaries to make distributions to it is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions. Any inability of LyondellBasell’s subsidiaries to make dividends or distributions to it, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on its ability to service and repay its indebtedness, and meet its financial obligations, including under the guarantee.

The notes and the guarantee will be unsecured and effectively subordinated to the rights of LyondellBasell’s and LYB International Finance II’s secured debt, if any.

The notes and the guarantee will be LYB International Finance II’s and LyondellBasell’s general unsecured obligations, respectively, and will rank pari passu in right of payment with all their respective existing and future senior indebtedness. As of December 31, 2015, both LyondellBasell and LYB International Finance II had no outstanding secured indebtedness (although the other subsidiaries of LyondellBasell had $67 million of secured indebtedness outstanding as of such date). The notes and guarantee will rank effectively junior in right of payment to any of LYB International Finance II’s and LyondellBasell’s secured indebtedness, respectively, to the extent of the collateral therefor. If LyondellBasell or LYB International Finance II is declared bankrupt, becomes insolvent or is liquidated or reorganized, or the payment of any part of its indebtedness is accelerated, any of its secured indebtedness will be entitled to be paid in full from its assets securing that indebtedness before any payment may be made with respect to the notes or the guarantee, as applicable. Holders of the notes will participate ratably in the remaining assets with all holders of LYB International Finance II’s or LyondellBasell’s unsecured indebtedness, as applicable, that does not rank junior to the notes or the guarantee, including all of their other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes or the guarantee. As a result, holders of the notes and guarantee would likely receive less, ratably, than holders of secured indebtedness.

The covenants under the indenture that will govern the notes permit substantial amounts of additional secured indebtedness to be incurred by LyondellBasell and its subsidiaries, including LYB International Finance II.

Federal, state and foreign statutes allow courts, under specific circumstances, to void the notes and the guarantee.

The issuance of the notes and the guarantee may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance or guarantee of the notes would generally be a fraudulent conveyance if (1) LYB International Finance II issued the notes or LyondellBasell provided the guarantee with the actual intent of hindering, delaying or defrauding creditors or (2) LYB International Finance II or LyondellBasell, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes or guarantee, as applicable, and, in the case of (2) only, one of the following is also true:

•	LYB International Finance II or LyondellBasell was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the notes or the guarantee left LYB International Finance II or LyondellBasell, respectively, with an unreasonably small amount of capital to carry on its business; or

•	LYB International Finance II or LyondellBasell intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the notes or the guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or the guarantee or subordinate the notes or the guarantee to presently existing and future indebtedness of LYB International Finance II or LyondellBasell, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

To the extent that the proceeds from this offering of notes are used to repurchase LyondellBasell’s ordinary shares, a court could conclude that the notes were issued for less than reasonably equivalent value or fair consideration.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not LYB International Finance or LyondellBasell was solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes or the guarantee would not be subordinated to any of LyondellBasell’s other debt.

There are limited covenants in the indenture that will govern the notes.

The indenture that will govern the notes contains limited covenants, including those restricting our ability to incur secured indebtedness, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. The restrictions on secured indebtedness and sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities — Restrictive Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be effectively subordinated to holders of secured indebtedness.

The terms of the indenture that will govern the notes may restrict our ability to respond to changes or to take certain actions.

The indenture that will govern the notes contains restrictive covenants that may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur secured indebtedness;

•	enter into certain sale and lease-back transactions; or

•	enter into certain consolidations, mergers, or sales of all or substantially all of our assets.

A breach of the covenants under our indentures or other debt and credit arrangements could result in an event of default under the applicable indebtedness. Any such default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under LyondellBasell’s credit facilities would permit the lenders thereunder to terminate all commitments to extend further credit under the applicable facilities. In the event our lenders or holders of our notes accelerate the repayment of our borrowings, we cannot assure you that we would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Insolvency laws of jurisdictions outside of the U.S. may preclude holders of the notes from recovering payments due on the notes.

Each of LYB International Finance II and LyondellBasell is organized under the laws of The Netherlands. The insolvency laws of The Netherlands may not be as favorable to your interests as creditors as the laws of the U.S. or other jurisdictions with which you may be familiar.

U.S. investors in the notes may have difficulties enforcing certain civil liabilities.

LyondellBasell and LYB International Finance II are organized under the laws of The Netherlands. We have agreed, in accordance with the terms of the indenture under which the notes and guarantee will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture, the notes and the guarantee brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for securityholders to enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws against certain of our assets. A judgment of a U.S. court based solely upon civil liability under those laws may be unenforceable outside of the U.S. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in jurisdictions outside of the U.S.

LYB International Finance II may not be able to fulfill its repurchase obligations in the event of a change of control triggering event.

Upon the occurrence of a change of control triggering event, as defined in the notes, LYB International Finance II will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the purchase date. Additionally, such events may also constitute a change of control event or an event of default under our other indebtedness and credit facilities and arrangements. Further, LYB International Finance II’s failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture that will govern the notes. See “Description of the Notes — Change of Control Offer.” The source of funds for any required purchases of the notes will be our available cash or cash generated from LyondellBasell’s subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. LYB International Finance II may not be able to repurchase tendered and not withdrawn notes upon a change of control triggering event because we may not have sufficient financial resources. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms, or at all. Further, LYB International Finance II’s ability to repurchase tendered and not withdrawn notes upon a change of control triggering event may be limited by law. In order to avoid LYB International Finance II’s repurchase obligations upon a change of control triggering event and any related repurchase obligations, events of default and potential breaches under our other debt arrangements, we may be discouraged from entering into certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, or the disposition of a “disposed group” (as defined in the accompanying prospectus under the caption “Description of Debt Securities — Limitation on Mergers and Consolidations”), may not constitute a “change of control triggering event” that would require LYB International Finance II to repurchase the notes notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes —Change of Control Offer.”

The definition of change of control in the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require LYB International Finance II to repurchase the notes as a result of a sale of less than all our assets to another person may be uncertain.

A downgrade, suspension or withdrawal of the rating assigned by any rating agency to the notes or to us could cause the liquidity or market value of the notes to decline.

We and the notes have been rated by nationally recognized statistical ratings organizations, and may in the future be rated by additional rating agencies. Any rating so assigned may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse change to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

There is no established trading market for the notes and one may not develop.

There is currently no established trading market for the notes or trading history and an active market may not develop. If an active market does develop such market may cease at any time. We intend to apply to list the notes on the Global Exchange Market of the Irish Stock Exchange plc. We have no obligation to list the notes and we may discontinue a listing at any time in our discretion without notice to the holders. Further, no assurance can be made that such application will be approved. As a result, you may not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. In addition, in response to prevailing interest rates and market conditions generally or other factors referred to in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” the notes could trade at a price higher or lower than their initial offering price and you may not be able to liquidate your investment in the notes.

We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

If interest rates, or expected future interest rates, rise during the term of the notes, the trading price of the notes will likely decrease. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality and any ratings assigned to us or our debt. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional indebtedness or repurchasing LyondellBasell’s ordinary shares, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes. Furthermore, a downgrade of our senior unsecured credit ratings could adversely affect our access to capital markets and our cost of borrowing and result in more restrictive covenants in future debt agreements.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

The initial investors in the notes will be required to pay for the notes in euro. Neither we, the trustee for the notes, nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

All payments of interest on and the principal of the notes and any redemption payment for the notes will be made in euro. An investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as the case may be. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture and the notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Risks Related to the Company

For a discussion of certain risks related to our business and industries, see “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately €742.9 million (after deducting the underwriting discount and commissions and estimated offering expenses).

We intend to use such net proceeds for general corporate purposes, including repurchases of LyondellBasell’s ordinary shares. Other general corporate purposes may include, among other things, funding for working capital, capital expenditures, and acquisitions. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015 on an actual basis and on a pro forma basis to give effect to the consummation of the offering (without giving effect to the use of proceeds therefrom). This table should be read with LyondellBasell’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in LyondellBasell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated in this prospectus supplement by reference.

	As of December 31, 2015
Millions of dollars	Actual	Pro Forma
Cash and cash equivalents (1)	$931	$1,750

Debt, including current maturities:
$2,000 million Senior Revolving Credit Facility	$—	$—
$900 million U.S. Receivables Securitization Facility	—	—
€450 million European Receivables Securitization Facility	—	—
Short-term debt	353	353
Current maturities of long-term debt	4	4
1.875% Guaranteed Notes due 2022 offered hereby(2)	—	819
5.0% Senior Notes due 2019 (3)	1,943	1,943
6.0% Senior Notes due 2021 (4)	989	989
4.0% Guaranteed Notes due 2023 (5)	737	737
5.75% Senior Notes due 2024 (6)	990	990
8.1% Guaranteed Notes due 2027	300	300
5.25% Guaranteed Notes due 2043 (7)	721	721
4.875% Guaranteed Notes due 2044 (8)	979	979
4.625% Senior Notes due 2055 (9)	972	972
Other long term debt	40	40

Total debt, including current maturities:	8,028	8,847
Noncontrolling interest	24	24
Stockholders’ equity	6,550	6,550

Total capitalization	$14,602	$15,421

(1)	Includes $7 million of restricted cash.
(2)	Based on the euro/U.S. dollar exchange rate of €1.00=U.S. $1.1018 as of February 24, 2016, as published by Bloomberg L.P. and net of $3 million of unamortized discount and $4 million of unamortized debt issuance cost. Issued by LYB International Finance II. Guaranteed by LyondellBasell.
(3)	Net of a $42 million cumulative fixed-for-floating interest rate swap adjustment and $15 million of unamortized debt issuance cost.
(4)	Net of $11 million of unamortized debt issuance cost.

(5)	Net of $8 million of unamortized discount and $5 million of unamortized debt issuance cost. Issued by LYB International Finance. Guaranteed by LyondellBasell.
(6)	Net of $10 million of unamortized debt issuance cost.
(7)	Net of $22 million of unamortized discount and $7 million of unamortized debt issuance cost. Issued by LYB International Finance. Guaranteed by LyondellBasell.
(8)	Net of $11 million of unamortized discount and $10 million of unamortized debt issuance cost. Issued by LYB International Finance. Guaranteed by LyondellBasell.
(9)	Net of $16 million of unamortized discount and $12 million of unamortized debt issuance cost.

DESCRIPTION OF THE NOTES

The notes will be issued under and pursuant to an indenture dated as of March 2, 2016 between LYB International Finance II, as issuer, LyondellBasell as guarantor and Deutsche Bank Trust Company Americas, as trustee. The notes will be issued pursuant to a resolution of LYB International Finance II’s managing board, and an accompanying officer’s certificate setting forth the specific terms applicable to the notes.

This description of the notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this description of the notes is only a summary, you should refer to the indenture and the notes, copies of which have been filed as an exhibit to the registration statement of which this prospectus supplement forms a part, for a complete description of the obligations of the issuer and the guarantor under the notes, the guarantee and the indenture and your rights as a holder of the notes.

The Notes. The notes will:

•	constitute a new series of debt securities issued under the indenture and will be initially limited to an aggregate principal amount of €750 million;

•	mature on March 2, 2022.

•	be the general unsecured, senior obligations of LYB International Finance II;

•	be fully and unconditionally guaranteed by LyondellBasell;

•	not be entitled to the benefit of any sinking fund;

•	be initially issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof; and

•	be issued in book-entry form represented by one or more global notes deposited with or on behalf of a common depositary for the accounts of Clearstream and Euroclear (each as defined below) and registered in the name of the nominee of the common depositary. See “— Book-Entry; Delivery and Form; Global Note.”

Interest on the notes. Interest on the notes will:

•	accrue at the rate of 1.875% per annum;

•	accrue from March 2, 2016 or the most recent interest payment date;

•	be payable in cash annually in arrear on March 2 of each year, beginning on March 2, 2017;

•	be payable to holders of record on the February 15 immediately preceding the related interest payment date; and

•	be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from the issue date of the notes if no interest has been paid on the notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Markets Association.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

As of February 24, 2016, the euro/U.S. dollar exchange rate was €1.00 = U.S.$1.1018, as published by Bloomberg L.P.

The notes and the securities of any other series under the indenture will vote together as a single class in many circumstances. To the extent that any other securities are issued under the indenture and denominated in a currency other than euro, the principal amount of the notes and such other securities for purposes of any act, consent or waiver under the indenture shall be determined as the dollar equivalent thereof, converted based on the spot rate (as determined by LYB International Finance II in its discretion) at 11:00 a.m. New York City time on the Business Day (as defined under “— Optional Redemption”) before the record date for such act, waiver or consent (or, if there is no such record date, the date when such act, consent or waiver is taken).

Ranking

The notes and the guarantee will constitute unsecured and unsubordinated indebtedness of LYB International Finance II and LyondellBasell, respectively, and will rank equally in right of payment with all other existing and future unsubordinated indebtedness of LYB International Finance II and LyondellBasell, respectively. The notes and the guarantee will rank effectively junior in right of payment to LYB International Finance II’s and LyondellBasell’s secured indebtedness, if any, to the extent of the collateral therefor, and structurally junior to all existing and future liabilities of their subsidiaries (other than LYB International Finance II).

At December 31, 2015, LyondellBasell had approximately $8,028 million of indebtedness outstanding, including approximately $3,134 million of indebtedness outstanding of its subsidiaries (including approximately $2,437 million of indebtedness of LYB International Finance, and on a pro forma basis after giving effect to the offering of the notes, would have had approximately $8,847 million of indebtedness outstanding (in each case, excluding intercompany indebtedness and guarantees of indebtedness of joint ventures). LYB International Finance is a finance subsidiary with no significant assets of its own other than its intercompany loans advancing the proceeds of the existing guaranteed notes issued by LYB International Finance. The existing notes of LYB International Finance are guaranteed by LyondellBasell but not by any of LyondellBasell’s subsidiaries. At December 31, 2015, LyondellBasell had no secured indebtedness, although subsidiaries of LyondellBasell had approximately $67 million of outstanding secured indebtedness as of such date.

We will be permitted under the indenture to issue substantial amounts of additional indebtedness in the future.

Optional Redemption

Prior to the Par Call Date the notes will be redeemable and repayable, at LYB International Finance II’s option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed that would be due if such notes matured on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate plus 35 basis points, plus, accrued and unpaid interest to the date of redemption.

On or after the Par Call Date the notes will be redeemable and repayable, at LYB International Finance II’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless LYB International Finance II or LyondellBasell defaults in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of €100,000 or any integral multiple of €1,000 in excess thereof. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Business Day” means each day which is not a Legal Holiday.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11: 00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by LYB International Finance II.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by LYB International Finance II, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, calculated as if the maturity date of such notes were the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by LYB International Finance II, determine to be appropriate for determining the Comparable Government Bond Rate.

“Legal Holiday” means a Saturday, Sunday or other day on which the trustee, registrar and paying agent or banking institutions are not required by law or regulation to be open in the State of New York or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, does not operate.

“Par Call Date” means December 2, 2021 (three months prior to the maturity date).

Except as set forth above and below under “— Redemption for Changes in Taxes,” the notes will not be redeemable by LYB International Finance II prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

The notes will be subject to legal defeasance and to covenant defeasance as provided under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

Change of Control Offer

If a change of control triggering event occurs, unless LYB International Finance II has exercised its option to redeem the notes as described above, LYB International Finance II will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, LYB International Finance II will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased (a “change of control payment”), plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

Within 30 days following any change of control triggering event or, at LYB International Finance II’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice may, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, LYB International Finance II will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

LYB International Finance II will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by LYB International Finance II and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, LYB International Finance II will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

LYB International Finance II will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, LYB International Finance II will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of LyondellBasell’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than LyondellBasell or one of its subsidiaries; or (2) LyondellBasell becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of LyondellBasell, other than by virtue of the imposition of a holding company, or the reincorporation of LyondellBasell in another jurisdiction, so long as the beneficial owners of the voting stock of LyondellBasell immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) LyondellBasell becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of LyondellBasell’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of LyondellBasell’s assets and the assets of LyondellBasell’s subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that LYB International Finance II offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of LyondellBasell’s assets and the assets of LyondellBasell’s subsidiaries, taken as a whole, to another person may be uncertain.

Notwithstanding the foregoing, the disposition of a “disposed group” will not constitute a change of control pursuant to clause (1) of the definition thereof. See “Description of Debt Securities — Limitation on Mergers and Consolidations” in the accompanying prospectus.

The occurrence of events that would constitute a change of control may also constitute an event of default under or require repurchase of LyondellBasell’s, LYB International Finance’s or LYB International Finance II’s other indebtedness. Future indebtedness of LyondellBasell or its subsidiaries may contain prohibitions on certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require LYB International Finance II to repurchase the notes could cause a default under LyondellBasell’s or LYB International Finance II’s other indebtedness or credit facilities, even if the change of control itself does not, due to the financial effect of such repurchase on LyondellBasell or LYB International Finance II. Finally, LYB International Finance II’s ability to repurchase the notes upon a change of control triggering event may be limited by its or LyondellBasell’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes —LYB International Finance II may not be able to fulfill its repurchase obligations in the event of a change of control triggering event.”

The provisions under the indenture relating to LYB International Finance II’s obligation to make an offer to repurchase the notes as a result of a change of control triggering event may be waived or modified with the consent of the holders of a majority in aggregate principal amount of the notes.

“change of control triggering event” means the occurrence of both a change of control and a rating event.

“investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by LyondellBasell.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of LyondellBasell’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by LyondellBasell (as certified by a resolution of LyondellBasell’s managing board) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“rating event” means the rating on the notes is lowered by both of the two rating agencies and the notes are rated below an investment grade rating by both of the two rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or LyondellBasell’s intention to effect a change of control and ending 60 days following consummation of such change of control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Certain covenants in the indenture limit LyondellBasell’s ability and the ability of its subsidiaries to:

•	create, incur or assume debt secured by liens;

•	enter into sale and lease-back transactions; and

•	merge, consolidate or transfer all or substantially all of LyondellBasell’s or LYB International Finance II’s assets.

For a description of these covenants, see “Description of Debt Securities — Limitation on Mergers and Consolidations” and “— Restrictive Covenants” in the accompanying prospectus.

Redemption for Changes in Taxes

LYB International Finance II may redeem the notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by LYB International Finance II for redemption and all additional amounts (if any) then due and which will become due on that date as a result of the redemption or otherwise (subject to the right of holders of the notes on the relevant record date to receive interest when due and additional amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the notes or the guarantee, LYB International Finance II or LyondellBasell, as the case may be, is or would be required to pay additional amounts (as described below under “— Additional Amounts”), and LYB International Finance II and LyondellBasell cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of a Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the issue date (or, if a jurisdiction becomes a Tax Jurisdiction after the issue date, the date on which such jurisdiction Tax Jurisdiction became a Tax Jurisdiction under the indenture); provided, however, in the case of a successor entity of LYB International Finance II or LyondellBasell, the change or amendment must become effective after the date that such successor entity first makes payment on the notes or the guarantee; or

(2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings of a Tax Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment application or interpretation becomes effective on or after the issue date (or, if a jurisdiction becomes a Tax Jurisdiction after the issue date, the date on which such jurisdiction became a Tax Jurisdiction under the indenture); provided, however, in the case of a successor entity of LYB International Finance II or LyondellBasell, the change or amendment must become effective after the date that such successor entity first makes payment on the notes or the guarantee.

LYB International Finance II will not give any such notice of redemption earlier than 90 days prior to the earliest date on which LYB International Finance II or LyondellBasell, as the case may be, would be obligated to make such payment or withholding if a payment were then due, and at the time such notice is given, the obligation to pay additional amounts must remain in effect. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to the foregoing, LYB International Finance II will deliver to the trustee an opinion of counsel to the effect that there has been such change or amendment that would entitle LYB International Finance II to redeem the notes under the indenture. In addition, before LYB International Finance II publishes or mails notice of redemption of the notes as described above, it will deliver to the trustee an officer’s certificate to the effect that it or LyondellBasell cannot avoid the obligation to pay additional amounts by taking reasonable measures available to it.

The trustee will accept such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the notes.

“Tax Jurisdiction” means any jurisdiction in which LYB International Finance II or LyondellBasell (or a successor to either entity as issuer or guarantor) is incorporated or resident for tax purposes or any department or political subdivision thereof or therein or any jurisdiction from or through which payment is made or deemed to be made by LYB International Finance II or LyondellBasell, in each case from time to time.

Additional Amounts

All payments made under or with respect to the notes and the guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes imposed or levied by or on behalf of any applicable Tax Jurisdiction unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any applicable Tax Jurisdiction, will at any time be required to be made from any payments made under or with respect to the notes or the guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, LYB International Finance II or LyondellBasell, as the case may be, will pay such additional amounts as may be necessary in order that the aggregate net amounts received in respect of such payments by the beneficial owners of the notes or guarantee (including additional amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided that no additional amounts will be payable with respect to:

(1) any note presented for payment in the United Kingdom;

(2) any taxes that would not have been imposed but for the holder’s or beneficial owner’s present or former connection with the relevant Tax Jurisdiction or but for any such connection on the part of a partner, beneficiary, settlor or shareholder of such holder or beneficial owner (other than any connection resulting from the acquisition, ownership, holding or disposition of debt securities, the receipt of payments thereunder and/or the exercise or enforcement of rights under any debt securities);

(3) any taxes that are imposed or withheld as a result of the failure of the holder of the notes or beneficial owner of the notes to comply with any reasonable written request, made to that holder or beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by LYB International Finance II or LyondellBasell to provide timely and accurate information concerning the nationality, residence or identity of such holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such taxes to which such holder is entitled;

(4) any note presented for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to additional amounts had the note been presented on the last day of such 30-day period);

(5) any payment of principal or interest on the notes made to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that such payment would be required to be included in the income under the laws of the Tax Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the notes;

(6) any estate, inheritance, gift, sales, transfer, personal property or similar taxes;

(7) any taxes payable other than by deduction or withholding from payments under, or with respect to, the notes;

(8) any taxes imposed by the United States or any political subdivision thereof or tax authority therein; or

(9) any combination of items (1) through (8) above.

If LYB International Finance II or LyondellBasell, as the case may be, becomes aware that it will be obligated to pay additional amounts pursuant to this covenant with respect to any payment under or with respect to the notes or the guarantee, LYB International Finance II or LyondellBasell, as the case may be, will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay such additional amounts arises after the 30th day prior to that payment date, in which case LYB International Finance II or LyondellBasell shall notify the trustee promptly thereafter) an officer’s certificate of LYB International Finance II or LyondellBasell, as the case may be, stating the fact that such additional amounts will be payable pursuant to this covenant and the amount estimated to be so payable. Such officer’s certificate must also set forth any other information reasonably necessary to enable the paying agents to pay such additional amounts to holders on the relevant payment date. The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary. LYB International Finance II or LyondellBasell, as the case may be, will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of additional amounts.

LYB International Finance II or LyondellBasell, as the case may be, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. Upon request, LYB International Finance II or LyondellBasell, as the case may be, will provide to the trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the trustee evidencing the payment of any taxes so deducted or withheld. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the trustee to the holders of the notes.

The obligations in this covenant will survive any transfer by a holder or beneficial owner of its notes and will apply mutatis mutandis to any jurisdiction in which any successor person to LYB International Finance II or LyondellBasell is incorporated or resident for tax purposes or any jurisdiction from or through which such person makes any payment on such notes and any department or political subdivision thereof or therein.

Future Issuances of Notes

LYB International Finance II may from time to time, without notice or the consent of the registered holders of the notes, create and issue additional notes identical to the notes described in this prospectus supplement in all respects (or in all respects except for the issue date, the public offering price, the initial interest payment date, if applicable, and the payment of interest accruing prior to the issue date of such additional notes), so that such additional notes shall be consolidated and form a single series with the notes offered hereby and shall have the same terms as to status, redemption or otherwise as the notes offered hereby; provided, however, that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will not have the same “CUSIP” number as the notes offered hereby. There will not be any restrictions in the indenture or the notes on the amount of additional notes that LYB International Finance II might issue in the future. We may at any time purchase notes in the open market or otherwise at any price.

Book-Entry; Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the heading “— Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

TAX CONSEQUENCES

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain United States federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes by U.S. Holders (as defined below). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to U.S. Holders (as defined below) who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally property held for investment). This discussion does not address the tax considerations arising under other U.S. federal tax laws (such as estate or gift tax consequences to U.S. Holders (as defined below)), the Medicare tax on net investment income or the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or risk reduction transaction;

•	former U.S. citizens or long-term residents of the United States;

•	holders of notes that are not U.S. Holders (as defined below);

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Tax Consequences to U.S. Holders

You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Certain additional payments

In certain circumstances (see “Description of the Notes — Optional Redemption”, “Description of the Notes — Redemption for Changes in Taxes”, “Description of the Notes — Additional Amounts” and “Description of the Notes — Change of Control Offer”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a U.S. Holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Interest on the notes

Payments of stated interest on the notes (without reduction for any amounts withheld and including payments of any additional amounts) generally will be taxable to you as ordinary income at the time such payments are received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes and will generally constitute income from sources outside the United States.

If you are a cash method taxpayer, you will be required to include in income the U.S. dollar value of the euro interest payment based on the spot rate of exchange in effect on the date of receipt, regardless of whether the payment is in fact converted to U.S. dollars at such time. You will not recognize foreign currency gain or loss with respect to the receipt of such payment, but you may have foreign currency gain or loss attributable to the actual disposition of the euros received. See “— Transactions in Euros.”

If you are an accrual method taxpayer, you must accrue interest income on the notes in euros and translate the amount accrued into U.S. dollars based on one of two methods. Under the first method, you accrue interest income on the notes in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average exchange rate for an accrual period (or partial period) is the simple average rate for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by you. Under the second method, you may elect to accrue interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. If you make an election under the second method above, you must apply that method consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or other taxable disposition of a note), you will recognize U.S. source foreign currency exchange gain or loss (taxable as ordinary income or loss) equal to the difference, if any, between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt) and the U.S. dollar value of interest previously accrued, regardless of whether the payment is in fact converted into U.S. dollars at such time.

Foreign tax credit

Your stated interest income on a note generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain U.S. Holders, “general category income” in computing the foreign tax credit allowed under U.S. federal income tax laws. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. You should consult your tax advisors regarding the creditability or deductibility of any non U.S. withholding taxes.

Disposition of the notes

You will generally recognize gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the U.S. dollar value of the amount realized on the sale, redemption, exchange, retirement or other taxable disposition (less any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and your adjusted tax basis in the note. Subject to the discussion below, the amount realized on a sale or other disposition of a note for an amount in euros generally will be the U.S. dollar value of the amount calculated at the spot rate of exchange on the date of disposition and your adjusted tax basis in the note generally will be the U.S. dollar value of the euro purchase price on the date of purchase calculated at the spot rate of exchange on that date. However, if the notes are traded on an established securities market and you are a cash method U.S. Holder (or an electing accrual method U.S. Holder), you will determine your adjusted tax basis and amount realized by using the spot rate of exchange in effect on the settlement date of the purchase or disposition, as the case may be. If an accrual method U.S. Holder does not make such an election, it will recognize foreign currency gain or loss to the extent of currency exchange fluctuations during the period between the date of disposition and the settlement date of the disposition. This special election available to an accrual method U.S. Holder in regard to the purchase and sale of notes traded on an established securities market must be applied consistently by such U.S. Holder to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Subject to the rules applicable to foreign currency exchange gain or loss (described below), any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

You will generally recognize foreign currency gain or loss on the disposition of a note to the extent the U.S. dollar value of the euros received for the note, based on a spot rate at the time you dispose of the note (or the spot rate of exchange on the settlement date, if applicable), is greater or less than the U.S. dollar value of the euros paid for the note, based on the spot rate at the time you acquired the note (or the spot rate of exchange on the settlement date, if applicable). Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall disposition of the note.

Transactions in Euros

You will generally recognize gain or loss on a sale, or other taxable disposition of euros received as interest on, or on a disposition of, a note equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of other property received in such sale or other taxable disposition, and (ii) your adjusted tax basis in such euros. Such euros will have an adjusted tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds are received. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the sale or other taxable disposition. Accordingly, your adjusted tax basis in the euros received would be equal to the spot rate of exchange on the settlement date.

Any gain or loss recognized by you on a sale or other disposition of euros generally will be ordinary income or loss and will not be treated as interest income or expense.

Merger and consolidation

If we engage in the activities described under “Description of Debt Securities — Limitation on Mergers and Consolidations” in the accompanying prospectus, you could be treated for U.S. federal income tax purposes as having constructively exchanged your notes for new notes in a taxable transaction, resulting in the recognition of gain or loss. In addition, if as a result of such activities the obligor on the notes is an entity organized under the laws of the United States or any state thereof (including the District of Columbia), then the consequences of you owning and disposing of the notes could differ from those described above. You are urged to consult your tax advisor with regard to whether our engaging in such activities results in a constructive exchange and, if so, the U.S. federal income tax consequences to you of such constructive exchange and of holding the new debt securities you are deemed to receive.

Tax return disclosure requirement

U.S. Treasury regulations meant to require the reporting of certain tax shelter transactions (“Reportable Transactions”) could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under such U.S. Treasury regulations, certain transactions with respect to the notes may be characterized as Reportable Transactions including, in certain circumstances, a sale, redemption, exchange, retirement or other taxable disposition of a note to the extent that such sale, redemption, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You are encouraged to consult your tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Foreign financial asset reporting

Certain U.S. Holders that own “specified foreign financial assets” that meet certain U.S. dollar value thresholds generally are required to file an information report with respect to such assets with their tax returns. The notes generally will constitute specified foreign financial assets subject to these reporting requirements unless the notes are held in an account at certain financial institutions. You are urged to consult your tax advisor regarding the application of these disclosure requirements to your ownership of the notes.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale, exchange or other disposition (including a redemption or retirement) of, notes held by you, and backup withholding will also generally apply to such payments unless you provide the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information and appropriate claim form to the IRS.

Material Dutch Tax Considerations

The following summary of the material Dutch tax consequences of the acquisition, holding and disposition of a note, is based on the laws and practice in force as of the date of this prospectus supplement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of a note, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

For the purpose of this summary it is assumed that no holder of a note who is either an individual or a non-resident entity has a substantial interest, or a deemed substantial interest, in LYB International Finance II or LyondellBasell.

Generally speaking, an individual has a substantial interest in a company if (a) such individual, either alone or together with his partner (a term defined by statute), directly or indirectly has, or is deemed to have, or (b) certain relatives of such individual or of his partner directly or indirectly have, or are deemed to have, (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company.

Generally speaking, a non-resident entity has a substantial interest in a company if such entity, directly or indirectly has (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5% or more of either the total issued and outstanding capital of such company or the issued and outstanding capital of any class of shares of such company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5% or more of either the annual profit or the liquidation proceeds of such company. An entity holding a note has a deemed substantial interest in a company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis. Generally speaking, a holder of a note has a deemed substantial interest if, without having an actual substantial interest in a company, (i) an enterprise has been contributed to such company in exchange for shares on an elective non-recognition basis, (ii) the shares have been obtained under gift law, inheritance law or matrimonial law, on a non-recognition basis, while the previous shareholder had a substantial interest in the company, (iii) the shares have been acquired pursuant to a share merger, legal merger or legal demerger on an elective non-recognition basis, while the holder of a note had, prior to this transaction, a substantial interest in an entity that was party thereto, or (iv) the shares held by the holder of a note prior to dilution qualified as a substantial interest and, by election, no gain was recognised upon disqualification of these shares.

For the purpose of this summary, the term “entity” means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

Where this summary refers to a holder of a note, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in such note.

Where the summary refers to “The Netherlands” or “Dutch” it refers only to the European part of the Kingdom of The Netherlands.

Investors should consult their professional advisers on the tax consequences of their acquiring, holding and disposing of a note.

Withholding tax

All payments made by LYB International Finance II or LyondellBasell of interest and principal under the notes can be made free of withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on income and capital gains

Resident entities

An entity holding a note which is, or is deemed to be, resident in The Netherlands for corporate income tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from a note at the prevailing statutory rates.

Resident individuals

An individual holding a note who is, is deemed to be, or has elected to be treated as, resident in The Netherlands for income tax purposes will be subject to income tax in respect of income or a capital gain derived from a note at rates up to 52% (2016) if:

(i)	the income or capital gain is received as employment income, deemed employment income or otherwise as compensation;

(ii)	the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a shareholder); or

(iii)	the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i), (ii) nor (iii) applies, an individual holding a note will be subject to income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from a note. The deemed return amounts to 4% (2016) of the value of the individual’s net assets measured at the beginning of the relevant fiscal year (including the note). Subject to application of certain allowances, the deemed return will be taxed at a rate of 30% (2016).

Non residents

A holder of a note which is not, and is not deemed to be, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from a note unless:

(i)	the holder of a note derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands to which permanent establishment or permanent representative the notes are attributable;

(ii)	the holder of a note is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of the holding of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable;

(iii)	the holder of a note is an individual and is entitled to a share in the profits of an enterprise, other than by way of securities, which is effectively managed in The Netherlands and to which enterprise the notes are attributable;

(iv)	the holder of a note is an individual and the income or capital gain is attributable to employment activities, the income from which is taxable in The Netherlands; or

(v)	the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities, as defined in the Income Tax Act, in The Netherlands including, without limitation, activities that exceed normal, active asset management.

Gift and inheritance taxes

Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of a note by way of gift by, or on the death of, a holder of a note, unless:

(i)	the holder of a note is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(ii)	the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in The Netherlands for the purpose of the relevant provisions.

Value added tax

The issuance or transfer of a note, and payments of interest and principal under a note, will not be subject to value added tax in The Netherlands.

Other taxes and duties

The subscription, issue, placement, allotment, delivery or transfer of a note will not be subject to registration tax, stamp duty or any other similar tax or duty payable in The Netherlands.

Residence

A holder of a note will not be, or deemed to be, resident in The Netherlands for tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of a note or the execution, performance, delivery and/or enforcement of a note.

Exchange of financial account information

Pursuant to the Multilateral Competent Authority Agreement on automatic exchange of financial account information and Council Directive 2011/16/EU on administrative co-operation in the field of taxation (as amended by Council Directive 2014/107/EU), and the implementation thereof in the Dutch tax legislation, the Netherlands will exchange financial account information with certain other states. Financial account information includes the gross amount of interest paid or credited to a qualifying custodial or depositary account. Such information can be exchanged automatically, spontaneously or upon the request of the other state.

Material U.K. Tax Considerations

The following comments are of a general nature, based on current U.K. tax law and published practice of Her Majesty’s Revenue & Customs (“HMRC”) as at the date of this prospectus supplement, all of which are subject to change, possibly with retrospective effect. The following is a general summary only of the U.K. withholding tax treatment of payments of interest on the notes together with some general statements about certain information reporting requirements and stamp duty and stamp duty reserve tax. The comments are not exhaustive, and do not deal with other U.K. tax aspects of acquiring, holding, disposing of or dealing in the notes. The comments below only apply to persons who are beneficial owners of the notes and do not necessarily apply where any payment on the notes is deemed for tax purposes to be the income of any other person. Any prospective purchasers of any notes who are in doubt as to their own tax position, or who may be subject to tax in a jurisdiction other than the U.K., should consult their own professional adviser.

References to “interest” under this section mean interest as understood under UK tax laws. For example, any redemption premium may be “interest” for UK tax purposes, depending on the particular terms of the relevant notes.

Withholding or deduction of U.K. tax on payments of interest by LYB International Finance II or under the Guarantee

(i) Payments of interest by LYB International Finance II

If the interest on the notes does not have a U.K. source, interest on the notes may be paid by LYB International Finance II without withholding or deduction for or on account of U.K. income tax. The source of a payment is a complex matter. It is necessary to have regard to case law and HMRC practice. Case law has established that in determining the source of interest, all relevant factors must be taken into account. HMRC considers the most important factor in deciding whether interest has a U.K. source is the residence of the debtor and the location of the debtor’s assets.

If the interest on the notes has a U.K. source (“U.K. interest”) it may be paid by LYB International Finance II without withholding or deduction for or on account of U.K. tax if the notes are and continue to be “quoted Eurobonds” as defined in section 987 of the Income Tax Act 2007. The notes will constitute “quoted Eurobonds” if they carry a right to interest and are listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007. The Irish Stock Exchange plc is a recognised stock exchange for these purposes. The notes will be treated as listed on the Irish Stock Exchange plc if they are both officially listed in Ireland in accordance with provisions corresponding to those generally applicable in EEA states and admitted to trading on the Global Exchange Market of the Irish Stock Exchange plc.

If the notes are not or cease to be so listed, interest on the notes regarded as U.K. interest will generally be paid by LYB International Finance II under deduction of U.K. income tax at the basic rate (currently 20%) unless (i) any other relief applies, or (ii) LYB International Finance II has received a direction to the contrary from HMRC in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty. If U.K. interest were paid under deduction of U.K. income tax, holders of notes who are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

If a payment in respect of interest on the notes has a U.K. source, it may accordingly be chargeable to U.K. tax by direct assessment, even where paid without withholding or deduction. Where U.K. interest is paid without withholding or deduction, such interest will generally not be assessed to U.K. tax in the hands of holders of the notes (other than certain trustees) who are not resident in the U.K., except where the holder of notes carries on a trade, profession or vocation through a branch or agency in the U.K., or, in the case of a corporate holder, carries on a trade through a permanent establishment in the U.K., in connection with which the interest is received or to which the notes are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. branch or agency, or permanent establishment. Holders of notes should note that, if HMRC sought to assess U.K. tax directly against the person entitled to the relevant interest, the provisions relating to additional amounts referred to in “Description of the Notes — Additional Amounts” above would not apply. However, exemption from, or reduction of, such U.K. tax liability might be available under an applicable double tax treaty.

(ii) Payments under the Guarantee

If LyondellBasell makes any payments in respect of interest on the notes as guarantor, it is possible that such payments may be subject to U.K. withholding tax at the basic rate (currently 20%). Any such withholding would be subject to any relief that may be available and claimed under any applicable double tax treaty, or to any other exemption which may apply. Such payments by a guarantor may not be eligible for the exemption described above in respect of the notes being listed on a recognised stock exchange.

U.K. Provision of Information Requirements

HMRC has powers to obtain information relating to securities in certain circumstances. This may include details of the beneficial owners of the notes (or the persons for whom the notes are held), details of the persons to whom payments derived from the notes are or may be paid and information and documents in connection with transactions relating to the notes. Information may be required to be provided by, amongst others, the holders of the notes, persons by or through whom payments derived from the notes are made or who receive such payments (or who would be entitled to receive such payments if they were made), persons who effect or are a party to transactions relating to the notes on behalf of others and certain registrars or administrators. In certain circumstances, the information obtained by HMRC may be exchanged with tax authorities in other countries.

Stamp duty and stamp duty reserve tax

If no register of the notes is maintained in the U.K., no U.K. stamp duty or stamp duty reserve tax will be payable on (i) the issue of the notes or their delivery into, Euroclear or Clearstream or (ii) any transfer of the notes once they are issued into, Euroclear or Clearstream, where such transfer is effected in electronic book entry form in accordance with the procedures of, Euroclear or Clearstream (as applicable) such that there is no written instrument in respect of the transfer.

Certain Details of the Proposed European Financial Transactions Tax

The European Commission has published a proposal for a Directive for a common financial transactions tax (“FTT”) in Belgium, Germany, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the participating Member States).

The proposed FTT has broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, the FTT would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State. The FTT proposal remains subject to negotiation between the participating Member States. It may be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate in implementing the FTT.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

We have entered into an underwriting agreement with the several underwriters named below. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount of Notes
Barclays Bank PLC	€150,000,000
Deutsche Bank AG, London Branch	150,000,000
ING Bank N.V.	150,000,000
Morgan Stanley & Co. International plc	150,000,000
HSBC Bank plc	30,000,000
J.P. Morgan Securities plc	30,000,000
Merrill Lynch International	30,000,000
Mizuho International plc	30,000,000
UniCredit Bank AG	30,000,000

Total	€750,000,000

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all the notes in the offering if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

The following table shows the underwriting discount and commissions to be paid to the underwriters by us in connection with this offering.

	Per Note	Total
1.875% Guaranteed Notes due 2022	0.375%	€2,812,500

We estimate that the total expenses payable by us for this offering, excluding the underwriting discount and commissions, will be approximately €1.3 million.

We have agreed to indemnify the several underwriters, their directors, officers and employees, their selling agents and their controlling persons against certain liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation or contribute to payments that the underwriters, their directors, officers and employees, their selling agents and their controlling persons may be required to make in that respect.

The notes are new issues of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so and may discontinue any market making in the notes at any time at their sole discretion. We intend to apply for the notes to be listed on the Global Exchange Market of the Irish Stock Exchange plc. However, we are not obligated to list the notes on the Global Exchange Market of the Irish Stock Exchange plc or any other trading market. Furthermore, if listed, we may discontinue such listing at any time in our discretion without notice to the holders. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the issue of the notes, Deutsche Bank AG, London Branch (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may overallot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

One or more of the underwriters may use affiliates or other appropriately licensed entities for sales of the notes in jurisdictions in which such underwriter or underwriters are not otherwise permitted.

It is expected that delivery of the notes will be made to investors on or about March 2, 2016, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) other than offers (the “Permitted Public Offers”) which are contemplated in this prospectus supplement and the accompanying prospectus will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorised, nor authorise, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstance falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters has:

(a)	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In connection with this offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to this offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas/London, The United Kingdom and De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Neither Vinson & Elkins LLP nor Davis Polk & Wardwell LLP is passing on any matters of Dutch law and each is relying on the opinion of De Brauw Blackstone Westbroek as to all matters of Dutch law, and De Brauw Blackstone Westbroek is not passing on any matters other than those governed by Dutch law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

49

PROSPECTUS

LyondellBasell Industries N.V.

ORDINARY SHARES

DEBT SECURITIES

WARRANTS

GUARANTEES

UNITS

LYB International Finance B.V.

LYB International Finance II B.V.

DEBT SECURITIES

GUARANTEES

UNITS

We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

LyondellBasell Industries N.V.’s ordinary shares are listed on the New York Stock Exchange under the symbol “LYB.”

You should consider carefully the risk factors included in our periodic reports filed with the SEC and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2016.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but our business, financial condition or results of operations may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	the cost of raw materials represents a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil, natural gas liquids and/or natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers due to the significant competition that we face, the commodity nature of our products and the time required to implement pricing changes;

•	our U.S. operations have benefited from low-cost natural gas and natural gas liquids; decreased availability of these materials (for example, from their export or regulations impacting hydraulic fracturing in the U.S.) could reduce the current benefits we receive;

•	if crude oil prices continue to fall materially, or continue to decrease relative to U.S. natural gas prices, we would see less benefit from low-cost natural gas and natural gas liquids and it could have a negative effect on our results of operations;

•	industry production capacities and operating rates may lead to periods of oversupply and low profitability; for example, there has been substantial capacity expansions announced in the U.S. olefins industry;

•	we may face operating unplanned interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failures, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental incidents) at any of our facilities, which would negatively impact our operating results; for example, because the Houston refinery is our only refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we may not be able to protect our market position or otherwise pass on cost increases to our customers due to the significant competition we face as a result of the commodity nature of many of our products;

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;

•	our ability to implement business strategies and execute our organic growth plans may be negatively affected or restricted by, among other things, our ability to complete projects on time and on budget and other events that may affect our ability to execute projects and strategies;

•	uncertainties associated with worldwide economies could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty default;

•	the negative outcome of any legal, tax and environmental proceedings or changes in laws or regulations regarding legal, tax and environmental matters may increase our costs or otherwise limit our ability to achieve savings under current regulations;

•	any loss or non-renewal of favorable tax treatment under agreements or treaties, or changes in laws, regulations or treaties, may substantially increase our tax liabilities;

•	we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position;

•	we have significant international operations, and continued economic uncertainties, fluctuations in exchange rates, valuations of currencies and our possible inability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;

•	we are subject to the risks of doing business at a global level, including wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results;

•	if we are unable to comply with the terms of our credit facilities, indebtedness and other financing arrangements, those obligations could be accelerated, which we may not be able to repay; and

•	we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses.

Any of these factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities we or selling securityholders may offer from time to time. This prospectus does not contain all of the information found in the registration statement. For further information regarding LyondellBasell Industries N.V., LYB International Finance B.V., LYB International Finance II B.V. and the securities offered by this prospectus, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580,

Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Such registration statement can also be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information that LyondellBasell Industries N.V. has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the following documents that LyondellBasell Industries N.V. has previously filed with the SEC and in connection with any offering of securities hereby, any subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) prior to the completion of such offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 16, 2016;

•	Current Reports on Form 8-K, as filed with the SEC on January 15, 2016;

•	Definitive Proxy Statement on Schedule 14A as filed with the SEC on March 25, 2015 (to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014); and

•	The description of LyondellBasell Industries N.V.’s ordinary shares contained in our Registration Statement on Form 10 filed with the SEC pursuant to Section 12 of the Exchange Act, on April 28, 2010, as amended.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyb.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 300

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We or the selling securityholders may sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount.

The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	ordinary shares of LyondellBasell Industries N.V.;

•	debt securities of LyondellBasell Industries N.V., which may be fully and unconditionally guaranteed by LYB International Finance B.V. and LYB International Finance II B.V.;

•	debt securities of LYB International Finance B.V. fully and unconditionally guaranteed by LyondellBasell Industries N.V.;

•	debt securities of LYB International Finance II B.V. fully and unconditionally guaranteed by LyondellBasell Industries N.V.;

•	warrants of LyondellBasell Industries N.V.; and

•	units consisting of any of the securities listed above.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the identity of the selling securityholders, if any;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

As used herein, the term “LyondellBasell” refers to LyondellBasell Industries N.V. and, where the context requires, its direct and indirect subsidiaries. “LYB International Finance” refers to LYB International Finance B.V. “LYB International Finance II” refers to LYB International Finance II B.V. References to “we,” “us,” “our,” and “the Company” refer to LyondellBasell Industries N.V. and its consolidated subsidiaries, taken as a whole, unless the context clearly indicates otherwise.

LYONDELLBASELL INDUSTRIES N.V.

LyondellBasell Industries N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

We are one of the world’s top five independent chemical companies based on revenues. We participate globally across the petrochemical value chain and are an industry leader in many of our product lines. Our chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstocks into plastic resins and other chemicals. Our chemical products tend to be basic building blocks for other chemicals and plastics, while our plastic products are typically used in large volume applications. Our customers use our plastics and chemicals to manufacture a wide range of products that people use in their everyday lives including food packaging, home furnishings, automotive components, paints and coatings. Our refining business consists of our Houston refinery which processes crude oil into products such as gasoline, diesel and jet fuel.

The executive offices of LyondellBasell Industries N.V. are located at 4th Floor, One Vine Street, London, W1J 0AH, The United Kingdom. LyondellBasell’s telephone number at that office is +44 (0) 207 220 2600 and its internet address is www.lyb.com. Other than the documents expressly incorporated herein by reference, the information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

LYB INTERNATIONAL FINANCE B.V.

LYB INTERNATIONAL FINANCE II B.V.

LYB International Finance was incorporated as a private company with limited liability under the laws of the Netherlands on May 14, 2013. LYB International Finance II was incorporated as a private company with limited liability under the laws of the Netherlands on January 28, 2016. LYB International Finance and LYB International Finance II are wholly (100%) owned subsidiaries of LyondellBasell. LYB International Finance and LYB International Finance II are financing vehicles for LyondellBasell and its consolidated subsidiaries. LYB International Finance and LYB International Finance II have no independent operations, other than issuing debt, hedging such debt when appropriate and on-lending funds raised from such issuances to LyondellBasell and its consolidated subsidiaries. LYB International Finance and LYB International Finance II will lend substantially all proceeds of their borrowings to LyondellBasell and its consolidated subsidiaries. LyondellBasell will fully and unconditionally guarantee the guaranteed debt securities issued by LYB International Finance and LYB International Finance II as to payment of principal, premium (if any), interest and any other amounts due on such debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
14.38x	11.94x	12.53x	6.46x	4.07x

We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings from continuing operations before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include the repayment or refinancing of indebtedness, capital expenditures, dividends, acquisitions, repurchases or redemptions of our securities and working capital requirements. LYB International Finance and LYB International Finance II will lend substantially all of the net proceeds each receives from the sale of its securities to LyondellBasell and its consolidated subsidiaries. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of LyondellBasell’s ordinary shares, with a par value of four eurocents (€0.04) each, LyondellBasell’s Articles of Association (which we refer to in this section as our Articles of Association) and Dutch law. The full text of our current Articles of Association has been filed with the SEC and is available, in Dutch and English, at our registered office in Rotterdam during regular business hours and is also available, in English, on our website: www.lyb.com.

Ordinary Shares

LyondellBasell’s authorized share capital is fifty-one million euro (€51,000,000), consisting of one billion two hundred seventy-five million (1,275,000,000) ordinary shares, each with a par value of four eurocents (€0.04). As of February 11, 2016, there were 432,200,532 shares outstanding, not including 146,234,738 shares held in treasury.

The description of LyondellBasell’s ordinary shares are contained in our Registration Statement on Form 10 filed with the SEC pursuant to Section 12 of the Exchange Act, on April 28, 2010, as amended, which is incorporated by reference into this prospectus.

Voting and Approval Rights

Generally, each shareholder is entitled to one vote for each ordinary share held on every matter submitted to a vote of shareholders, including election of members of the Management Board and Supervisory Board. The Supervisory Board is divided into three classes of approximately equal size. The three classes have terms of three years each. There are no cumulative voting rights. Accordingly, the holders of a majority of voting rights will have the power to elect all members of the Management Board and the Supervisory Board who are standing for election.

Unless otherwise required by our Articles of Association or Dutch law, matters submitted for a vote at a general meeting of shareholders require the approval of a majority of the votes cast at the general meeting. Pursuant to Dutch law and our Articles of Association, both the Supervisory Board and holders of our ordinary shares have the right to approve decisions of the Management Board relating to (i) the transfer of all or substantially all our enterprise by way of a share or asset sale, consolidation or merger or otherwise, (ii) the entering into or termination of a long-lasting commercial relationship that is of essential importance to our business and (iii) the acquisition or disposition of shares or assets with a value of at least one-third of our consolidated asset value.

There are no laws currently in effect in The Netherlands or provisions in our Articles of Association limiting the rights of non-resident investors to hold or vote ordinary shares.

Dividends and Distributions

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine to allocate amounts to our reserves up to the amount of our annual profits. Out of our share premium reserve and other reserves available for shareholder distributions under Dutch law, the general meeting of shareholders may declare distributions after a proposal of the Management Board following approval from the Supervisory Board. We cannot pay dividends if the payment would reduce our shareholders’ equity below the aggregate par value of our outstanding ordinary shares, plus reserves (if any) required to be maintained by law. The Management Board, following approval from the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders, in anticipation of the final dividend or final distribution. Rights to dividends and distributions that have not been collected within five years after the date on which they first became due and payable revert to us.

The payment of dividends or distributions is subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Supervisory Board. The declaration of any cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future. Any future cash dividends or distributions will be paid in U.S. dollars.

Shareholder Meetings

Each shareholder and certain other parties designated under Dutch law will be permitted, either personally or through an attorney authorized in writing, to attend the general meeting of shareholders, to address said meetings and to exercise voting rights, subject to certain provisions of Dutch law and our Articles of Association.

Our general meetings of shareholders will be held in The Netherlands at least annually, within six months after the close of each financial year. Extraordinary general meetings of shareholders may be held as often as the Management Board and/or the Supervisory Board deems necessary, or as otherwise provided for pursuant to Dutch law. One or more shareholders representing in the aggregate at least 10% of the issued share capital can request the Supervisory Board to convene a general meeting of shareholders. In addition, affiliates of Access Industries, one of our shareholders, can require the Supervisory Board to convene a general meeting of shareholders for so long as it holds, together with its affiliates, at least 5% of the issued share capital. In each such case, the Supervisory Board is required to publish a convening notice for such a general meeting of shareholders within four weeks of receipt from such shareholders of (i) a specified agenda for such general meeting of shareholders and, (ii) in the sole discretion of the Supervisory Board, compelling evidence of the number of shares held by such shareholder or shareholders. If such meeting is not held within six weeks of our receipt of such request, the shareholders requesting a meeting may petition a court in The Netherlands for an order directing the holding of such meeting; the court may order the holding of such a meeting if the persons requesting the meeting can demonstrate that they have a sufficient interest in holding a meeting with the agenda requested by them.

One or more shareholders representing solely or jointly at least 1% of the issued share capital or, as long as our shares are admitted to trading on the NYSE, shareholders whose shares represent a value of €50,000,000.00 or more, can request the Supervisory Board to place a matter on the agenda, provided that the Supervisory Board has received such request at least 60 days prior to the date of the general meeting of shareholders concerned.

Election and Tenure of Directors

The members of our Management Board are charged with managing our day-to-day affairs. The members of our Supervisory Board are charged with the supervision of the policy of the Management Board and of our general course of affairs.

The Supervisory Board shall determine the size of the Management Board, provided that the Management Board shall consist of at least one member. The Supervisory Board shall determine the size of the Supervisory Board; provided that the Supervisory Board shall consist of at least nine members and shall not have more than eleven members unless required in order to comply with (i) our Articles of Association, (ii) the terms of any binding nomination agreement and (iii) applicable law or regulation, including the NYSE listing standards.

The general meeting of shareholders appoints the member(s) of the Management Board upon the nomination of the Supervisory Board and, subject to the terms of any binding nomination agreements, the members of the Supervisory Board; provided that the Supervisory Board itself shall be entitled to appoint up to one-third of the members of the Supervisory Board in accordance with Dutch law, which appointments shall terminate on the date of the next following general meeting of shareholders.

We entered into a binding nomination agreement with affiliates of Access Industries pursuant to which we agreed that (i) if it, together with its affiliates, owns 18% or more of our outstanding ordinary shares, it will have the right to nominate three members of the Supervisory Board; (ii) if it, together with its affiliates, owns at least 12% but less than 18% of our outstanding ordinary shares, it will have the right to nominate two members of the Supervisory Board; and (iii) if it, together with its affiliates, owns at least 5% but less than 12% of our outstanding ordinary shares, it will have the right to nominate one member of the Supervisory Board. The general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds of the valid votes cast, representing more than half of the issued capital. Currently, three of the members of our Supervisory Board were nominated in accordance with these agreements.

The general meeting of shareholders may dismiss, or suspend for a period of up to 3 months, a member of the Management Board or the Supervisory Board by a resolution adopted by at least two-thirds of the votes cast in a meeting where at least half of the issued share capital is represented. If the general meeting of shareholders has suspended a member of the Management Board or the Supervisory Board, the general meeting of shareholders shall within three months after the suspension has taken effect resolve either to dismiss such relevant member, or to terminate or continue the suspension, failing which the suspension shall lapse.

The Supervisory Board is divided into three classes each of which serve for three year terms. There is no limit to the number of times a member of the Supervisory Board can be reappointed. A member of the Management Board can be appointed for a maximum term of four years. There is no limit to the number of times a member of the Management Board can be reappointed.

Subject to our Articles of Association, the Management Board and Supervisory Board may adopt rules and regulations governing the internal proceedings of each such constituency, including rules relating to voting on nominations of directors, board composition and governance.

Issuance of Ordinary Shares/Pre-emptive Rights

Our Articles of Association provide that our Supervisory Board has the authority to issue shares within the limits of up to twenty percent of our authorized share capital from time to time, until April 30, 2015. The designation of the Supervisory Board as the body competent to issue shares may, by our Articles of Association or by a resolution of the general meeting of shareholders, be extended each time for a period not exceeding five years.

Under Dutch law and our Articles of Association, every holder of ordinary shares will have a preemptive right in the proportion that the aggregate amount of his ordinary shares bears to the total amount of shares outstanding. The preemptive right may be restricted or excluded by a resolution of the Supervisory Board for so long as the Supervisory Board is the competent body to issue shares. A holder of ordinary shares will not have a preemptive right to shares which are being issued against contribution other than in cash; to ordinary shares which will be issued to our employees or employees of one of our group companies; and to ordinary shares which will be issued as a result of merger or demerger.

Repurchase of Ordinary Shares

The shareholders may delegate to the Management Board the authority, subject to certain restrictions contained in Dutch law and our Articles of Association, to cause us to acquire, for consideration, our own fully paid ordinary shares. Such authorization may not be granted for a period exceeding 18 months. In the authorization, the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price for such ordinary shares shall be.

The authorization will not be required for the acquisition of ordinary shares by us for transfer to our employees in accordance with an employee share plan.

At our 2015 general meeting of shareholders, the shareholders granted authority to the Management Board, with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 6, 2016 on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction (or, in the case of an accelerated repurchase arrangement, 110% of the market price over the term of the arrangement).

Capital Reduction

Upon proposal by the Management Board, following approval from the Supervisory Board, the general meeting of shareholders may reduce our issued share capital by cancellation of ordinary shares held by us, subject to certain statutory provisions. However, if less than one half of the issued share capital is present at the meeting, the general meeting of shareholders may only adopt a resolution for capital reduction with a majority of at least two-thirds of the votes cast.

At our 2013 general meeting of shareholders, the shareholders granted authority to the Management Board to cancel up to 10% of our issued share capital if held in our treasury account. At our 2014 general meeting of shareholders, the shareholders granted authority to the Management Board to cancel up to an additional 10% of our issued share capital if held in our treasury account. As of February 11, 2016, we held approximately 146,234,738 million shares in our treasury account, and have not cancelled any shares.

Amendment of Our Articles of Association

Our Articles of Association may be amended, on the proposal of the Management Board which has been approved by the Supervisory Board, by a majority of the votes cast at a general meeting of shareholders; provided that such proposal is stated in the notice for the general meeting and a complete copy of the proposed amendment is filed at our office so that it may be inspected prior to and during the meeting.

DESCRIPTION OF DEBT SECURITIES

The debt securities of LyondellBasell, LYB International Finance and LYB International Finance II covered by this prospectus will be the general unsecured obligations of LyondellBasell, LYB International Finance and LYB International Finance II, respectively. The debt securities of LYB International Finance and LYB International Finance II will be fully and unconditionally guaranteed by LyondellBasell. The debt securities of LyondellBasell may be fully and unconditionally guaranteed by LYB International Finance or LYB International Finance II. LyondellBasell will issue senior debt securities under an indenture between LyondellBasell Industries N.V., as issuer, and Wells Fargo Bank, N.A., as trustee, dated as of March 5, 2015 (the “LyondellBasell Indenture”). LYB International Finance will issue senior debt securities fully and unconditionally guaranteed by LyondellBasell on a senior unsecured basis under an indenture among LYB International Finance, as issuer, LyondellBasell as guarantor, and Wells Fargo Bank, N.A., as trustee, dated as of July 16, 2013 (the “LYB International Finance Indenture”). LYB International Finance II will issue senior debt securities fully and unconditionally guaranteed by LyondellBasell on a senior unsecured basis under an indenture to be entered into among LYB International Finance II, as issuer, LyondellBasell as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “LYB International Finance II Indenture”). The LyondellBasell Indenture and LYB International Finance Indenture are, and the LYB International Finance II Indenture will be, substantially identical except with regards to the entities that will issue and guarantee, if any, the debt securities governed by such indenture.

We have summarized certain material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “LyondellBasell” mean LyondellBasell, all references to “LYB International Finance” mean LYB International Finance only and all references to “LYB International Finance II” mean LYB International Finance II only.

General. The indentures do not limit the amount of debt securities that LyondellBasell, LYB International Finance or LYB International Finance II may issue under the indentures, and do not limit the amount of other unsecured debt or securities that LyondellBasell, LYB International Finance or LYB International Finance II may issue. LyondellBasell, LYB International Finance and LYB International Finance II may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the price at which LyondellBasell, LYB International Finance or LYB International Finance II will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	in the case of debt securities issued by LyondellBasell, whether the payment of principal and interest on the debt securities is guaranteed and, if so, the terms of the guarantee;

•	whether LyondellBasell, LYB International Finance or LYB International Finance II will initially issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances LyondellBasell, LYB International Finance or LYB International Finance II will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require LyondellBasell. LYB International Finance or LYB International Finance II to redeem, purchase or repay the debt securities;

•	the denominations in which LyondellBasell, LYB International Finance or LYB International Finance II will issue the debt securities if other than $2,000 and integral multiples of $1,000;

•	if payments on the debt securities will be payable in foreign currency or currency units or another form and if payments will be payable by reference to any index or formula;

•	any provisions for additional tax amounts or redemption for changes in taxes;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus and whether such changes or additions are subject to covenant defeasance;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of LyondellBasell, LYB International Finance or LYB International Finance II or any other entity; and

•	any other terms of the debt securities which terms shall not adversely affect any prior series of debt securities.

LyondellBasell, LYB International Finance and LYB International Finance II may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If these debt securities are sold, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If any of the debt securities are sold for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Limitation on Mergers and Consolidations. The indentures generally permit a consolidation or merger involving LyondellBasell, LYB International Finance or LYB International Finance II. They also permit LyondellBasell, LYB International Finance or LYB International Finance II to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of their assets. Each of LyondellBasell, LYB International Finance and LYB International Finance II has agreed, however, that it will not consolidate with or merge into any entity (other than, with respect to LYB International Finance and LYB International Finance II, LyondellBasell), or sell, lease, convey, assign, transfer or otherwise dispose of, in any transaction or series of transactions, all or substantially all of its property and assets to any person (other than, with respect to LYB International Finance and LYB International Finance II, LyondellBasell), unless

•

either (i) it is the continuing entity or (ii) the resulting entity is organized under the laws of the United States, any state in the United States, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece) and, in each case expressly assumes by a supplemental indenture the performance of its covenants and obligations under the applicable indenture and, in the case of LyondellBasell, LYB International Finance or LYB International Finance II as the issuer, the due and punctual payment on the debt securities or, in the case of LyondellBasell with respect to the debt securities of LYB International Finance or LYB International Finance II or LYB International Finance or LYB International Finance II with respect to the debt securities of LyondellBasell, the performance of the related guarantee; and

•	immediately after giving effect to such transaction or series of transactions, no default or event of default occurred and is continuing or would result therefrom.

LyondellBasell is also permitted to sell, assign, transfer, lease, convey or otherwise dispose, in one or more related transactions, of assets constituting the capital stock or all or part of the assets of any subsidiary, division or line of business or group of such subsidiaries, divisions or lines of business (“disposed group”) if such disposed group (i) generated Consolidated EBITDA that was less than 40% of the Consolidated EBITDA of LyondellBasell in (a) the most recently completed four quarters or fiscal year for which financial statements are required to be delivered pursuant to the indenture and (b) each of the last three completed fiscal years of LyondellBasell for which financial statements are required to be delivered pursuant to the indenture and (ii) has total assets with a value that is less than 40% of the total value of the consolidated assets of LyondellBasell and its subsidiaries, as determined in accordance with GAAP as of the last date of the latest period for which financial statements are required to be delivered pursuant to the indenture; provided that such disposition otherwise complies with the indenture.

“Consolidated EBITDA” means the consolidated operating income plus consolidated depreciation, amortization and other non-cash charges and losses and minus consolidated non-cash credits, gains and income, in each case of LyondellBasell and its subsidiaries for such period; it being understood that such amounts may be determined on a combined basis for a disposed group.

Upon any transaction of the type described in and effected in accordance with this covenant, the resulting entity will succeed to and be substituted for LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, and may exercise all of LyondellBasell’s, LYB International Finance’s or LYB International Finance II’s rights and powers under the indentures and the debt securities with the same effect as if the resulting entity had been named as LyondellBasell, LYB International Finance or LYB International Finance, as applicable, in the indentures. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of LyondellBasell’s, LYB International Finance’s or LYB International Finance II’s obligations and covenants under the applicable indenture and the debt securities, LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, will be relieved of all such obligations.

Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest or any additional amounts on any debt securities of that series for 30 days when due;

•	failure to pay principal of or any premium on any debt securities of that series when due;

•	failure to make or deposit any sinking fund payment for that series for 30 days when due;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than the events of default above or an agreement or covenant that has been included in the applicable indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	in the case of LYB International Finance and LYB International Finance II debt securities, the related guarantee of LyondellBasell ceases to be in full force and effect with respect to the debt securities of such series (except as contemplated by the terms thereof) and such default continues for 10 days;

•	specified events involving bankruptcy, insolvency or reorganization of LyondellBasell and, with respect to LYB International Finance’s or LYB International Finance II’s debt securities, LyondellBasell, or LYB International Finance or LYB International Finance II, as applicable; and

•	any other event of default provided for that series of debt securities for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the applicable indenture that are affected by that failure.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of the applicable series of debt securities within 90 days after it becomes known to the trustee. The trustee may withhold notice to the holders of the debt securities of any series of any default or event of default, except in any payment on the debt securities of such series, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in the case of the event of default described in the fourth bullet above, 25% in principal amount of all debt securities issued under the applicable indenture that are affected by the default, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal of and accrued and unpaid interest on all the debt securities issued under that indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (other than an event of default related to the non-payment of principal of or premium or interest on or any additional amounts) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of a series of debt securities unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under an indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

Each indenture requires LyondellBasell, LYB International Finance and LYB International Finance II, as applicable, to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.

Modification, Waiver and Meetings. Each indenture may be amended or supplemented with the consent of the majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities of the relevant series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt securities;

•	reduce the principal of, any premium on or any mandatory sinking fund with respect to the debt securities or change their stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt securities may or must be redeemed;

•	change any obligation to pay additional amounts on the debt securities;

•	make payments on the debt securities payable in currency other than as originally stated in the debt securities;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	make any change in the percentage of principal amount of debt securities of the relevant series for a waiver of default or make any change in the provisions related to the rights of holders to receive payment or in these bullets regarding modification without the consent of holders;

•	waive a continuing default or event of default regarding any non-payment of principal of or premium or interest on or any additional amounts with respect to the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security pursuant to its terms.

Each indenture may be supplemented or amended or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of LyondellBasell’s, LYB International Finance’s or LYB International Finance II’s obligations, as applicable, under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under that indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities or the related guarantees;

•	to conform to this description of debt securities or the description of the notes included in the prospectus supplement with respect to the debt securities of a particular series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of an indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under an indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under an indenture in any material respect;

•	to amend or supplement an indenture to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the applicable provisions of such indenture; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the applicable indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any

•	default or event of default in any payment on any debt securities; or

•	compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

We, the trustee or the holders of at least 33 1⁄3% in principal amount of the outstanding debt securities of the applicable series, may at any time call a meeting of the holders of debt securities of a particular series for the following purposes:

•	to give any notice to us or the trustee, or to give any directions to the trustee, or waive any default or event of default and its consequences or to take any other action authorized to be taken by the holders pursuant to the applicable indenture;

•	to remove the trustee and nominate a successor trustee;

•	to consent to the execution of an indenture or of indentures supplemental to an indenture; or

•	to take any other action authorized to be taken by or on behalf of the holders of any specified aggregate principal amount of the debt securities of any one or more or all series, as the case may be, under any other provision of the applicable indenture or under applicable law.

Any resolution passed or decision taken at any meeting of holders of debt securities of a particular series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called for the holders of debt securities of a particular series to adopt a resolution will be the presence of persons holding or representing such debt securities of that series in an aggregate principal amount sufficient to take action upon the business for the transaction of which the meeting was called.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee under the indenture any combination of funds or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at the option of LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, either of the following will occur:

•	LyondellBasell and, with respect to the LYB International Finance and LYB International Finance II indentures, LyondellBasell and LYB International Finance or LYB International Finance II, as applicable, will be discharged from its or their obligations with respect to the debt securities of that series (“legal defeasance”); or

•	LyondellBasell and, with respect to the LYB International Finance and LYB International Finance II indentures, LyondellBasell and LYB International Finance or LYB International Finance II, as applicable, will no longer have any obligation to comply with the restrictive covenants applicable to that series of debt securities, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of LyondellBasell, LYB International Finance or LYB International Finance II to pay principal, premium, interest and any additional amounts on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee and repayment to us of excess money or government securities, when:

•	either

•	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due has been deposited with the trustee; and

•	all other sums payable by LyondellBasell, LYB International Finance or LYB International Finance II with respect to the debt securities of that series have been paid.

Governing Law. New York law will govern the indentures, the debt securities and the guarantees.

Trustee. Wells Fargo Bank, N.A. is the trustee under the LyondellBasell and LYB International Finance Indenture. Wells Fargo Bank, N.A. serves as trustee or custodian relating to a number of series of debt obligations of LyondellBasell. Certain of Wells Fargo Bank, N.A.’s affiliates perform certain commercial banking services for us for which they receive customary fees. Deutsche Bank Trust Company Americas is the trustee under the LYB International Finance II Indenture. Certain of Deutsche Bank Trust Company Americas’ affiliates perform certain commercial banking services for us for which they receive customary fees.

Each indenture contains limitations on the right of the trustee, if it or any of its affiliates becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, initially designates, LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At LyondellBasell’s, LYB International Finance’s or LYB International Finance II’s option, as applicable, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is, when used with respect to any place of payment or any other particular location referred to in the indenture or in the debt securities of any series, any day except a Saturday, Sunday or any other day on which commercial banks in such place of payment or other location are authorized or obligated by law or executive order to close.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to LyondellBasell, LYB International Finance or LYB International Finance II, holders entitled to the money must look to LyondellBasell, LYB International Finance or LYB International Finance II, as the case may be, for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Ranking. The debt securities will constitute senior debt of LyondellBasell, LYB International Finance or LYB International Finance II, as applicable, and will rank equally with all of the other series of debt securities issued under the applicable indenture and will rank senior to all series of subordinated securities issued by them and outstanding from time to time.

Restrictive Covenants. Each of the indentures contains restrictions on the activities of LyondellBasell and its subsidiaries for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply to a series of debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description of the restrictive covenants the capitalized terms that we have defined below under “Glossary.”

Limitation on Liens

Each indenture provides that LyondellBasell will not, nor will it permit any subsidiary to, create, incur, issue, assume or guarantee any Debt secured by a Lien of or upon any Principal Property or Capital Stock of any subsidiary that directly owns any Principal Property, whether such Principal Property or Capital Stock is owned as of the date of issuance of the applicable debt securities or thereafter acquired, without in any such case making or causing to be made effective provision (and LyondellBasell covenants that in any such case it shall make or cause to be made effective provision) whereby the debt securities (together with, if LyondellBasell shall so determine, any other Debt created, incurred, issued, assumed or guaranteed by LyondellBasell or any subsidiary then existing or thereafter created) shall be secured by such Lien equally and ratably with (or, at the option of LyondellBasell, prior to) such Debt, so long as such Debt shall be so secured. The foregoing restrictions will not, however, apply to Debt secured by Permitted Liens.

In addition, LyondellBasell or any subsidiary may, without equally and ratably securing the debt securities, issue, assume or guarantee Debt that would otherwise be subject to the foregoing restrictions, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restriction (other than any Debt secured by Liens permitted as described under clauses (1) through (7) of the definition of Permitted Liens) plus the aggregate amount of all Attributable Debt of LyondellBasell and any of its subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted pursuant to clauses (1) and (2) of the first sentence of the first paragraph under “— Limitation on Sale / Lease-Back Transactions”, below does not exceed 15% of Consolidated Net Tangible Assets of LyondellBasell.

Limitation on Sale / Lease-Back Transactions

LyondellBasell will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless,

(1) LyondellBasell or such subsidiary would (at the time of entering into such arrangement) be entitled pursuant to clause (1) or (6) of the definition of Permitted Liens, without equally and ratably securing the debt securities, to create, issue, assume or guarantee Debt secured by a Lien on such Principal Property; or

(2) LyondellBasell or such subsidiary shall apply, within 180 days of the effective date of any such arrangement, an amount not less than the greater of (x) the net proceeds of the sale of such Principal Property or (y) the fair market value (as determined by the Board of Directors of LyondellBasell) of such Principal Property to either the prepayment or retirement (other than any mandatory prepayment or retirement) of Debt incurred or assumed by LyondellBasell or any subsidiary (other than indebtedness owned by LyondellBasell or any subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt, or to the acquisition, construction or improvement of a manufacturing plant or manufacturing facility; or

(3) the Attributable Debt of LyondellBasell and its subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (1) and (2) of this covenant, plus the aggregate principal amount of Debt secured by Liens then outstanding (not including any such Debt secured by Liens described in clauses (1) through (7) of the definition of Permitted Liens) which do not equally and ratably secure the debt securities (or secure debt securities on a basis that is prior to other Debt secured thereby) would not exceed 15% of Consolidated Net Tangible Assets of LyondellBasell.

Glossary

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Lease-Back Transaction, as determined in good faith by LyondellBasell) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Consolidated Net Tangible Assets” means the Total Assets of LyondellBasell and its subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of LyondellBasell and its subsidiaries), in each case calculated in accordance with GAAP, provided, that in the event that LyondellBasell or any of its subsidiaries assumes or acquires any assets in connection with the acquisition by LyondellBasell and its subsidiaries of another person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Debt” means any indebtedness for borrowed money.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date with respect to a series of debt securities, LyondellBasell may irrevocably elect to apply International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board in lieu of GAAP and, upon any such election, references in the indentures to GAAP shall thereafter be construed to mean IFRS as in effect from time to time. LyondellBasell shall give notice of any such election to the trustee.

“Issue Date” means, with respect to debt securities of a series, the first date on which the debt securities of such series are originally issued under the applicable indenture.

“Lien” means any mortgage, security interest, pledge or lien.

“Permitted Liens” means:

(1) Liens of or upon any property acquired, leased, constructed or improved by, or of or upon any shares of Capital Stock or Debt acquired by, LyondellBasell or any subsidiary (i) to secure the payment of all or any part of the purchase price of such property, shares of Capital Stock or Debt upon the acquisition thereof by LyondellBasell or any subsidiary, or (ii) to secure any Debt issued, assumed or guaranteed by LyondellBasell or any subsidiary prior to, at the time of, or within one year after (A) in the case of property, the later of the acquisition, lease, completion of construction (including any improvements on existing property) or commencement of commercial operation of such property or (B) in the case of shares of Capital Stock or Debt, the acquisition of such shares of Capital Stock or Debt, which Debt is issued, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of Capital Stock or Debt and, in the case of property, the cost of construction thereof or improvements thereon;

(2) Liens of or upon any property, shares of Capital Stock or Debt existing at the time of acquisition thereof by LyondellBasell or any subsidiary;

(3) Liens of or upon any property of a corporation existing at the time such corporation is merged with or into or consolidated with LyondellBasell or any subsidiary or existing at the time of a sale or transfer of the properties of a corporation as an entirety or substantially as an entirety to LyondellBasell or any subsidiary;

(4) Liens of or upon (A) any property of, or shares of Capital Stock or Debt of, a person existing at the time such person becomes a subsidiary or (B) any shares of Capital Stock or Debt of a joint venture;

(5) Liens to secure Debt of any subsidiary to LyondellBasell or to another subsidiary;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of Capital Stock or Debt subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings); and

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien existing on the Issue Date or any Lien referred to in the foregoing clauses (1) through (6), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property (plus improvements and construction on such property), shares of Capital Stock or Debt which was subject to the Lien so extended, renewed or replaced.

“Principal Property” means any single refinery, any single manufacturing plant or any single parcel of real estate, in each case owned by LyondellBasell or any of its subsidiaries, the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such refinery, manufacturing plant or parcel of real estate that, in the opinion of the Board of Directors of LyondellBasell, is not of material importance to the business conducted by LyondellBasell and its subsidiaries as a whole.

“Sale and Lease-Back Transaction” means the leasing by LyondellBasell or any subsidiary of any Principal Property, whether owned on the Issue Date or acquired after such date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between LyondellBasell and any subsidiary or between subsidiaries), which Principal Property has been or is to be sold or transferred by LyondellBasell or such subsidiary to any party with the intention of taking back a lease of such Principal Property.

“Total Assets” means the total consolidated assets of LyondellBasell and its subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date as shown on the most recent quarterly balance sheet of LyondellBasell, determined on a consolidated basis according to GAAP.

DESCRIPTION OF GUARANTEES

Guarantee of LYB International Finance and LYB International Finance II Debt Securities

LyondellBasell will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of, any premium and interest on, and any additional amounts which may be payable by LYB International Finance and LYB International Finance II in respect of the debt securities issued by LYB International Finance and LYB International Finance II, as applicable, when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of, any premium and interest on, and any additional amounts which may be payable by LYB International Finance or LYB International Finance II, as applicable, in respect of such debt securities, the holder of the debt securities may institute legal proceedings directly against LyondellBasell to enforce the guarantees without first proceeding against LYB International Finance or LYB International Finance II, as applicable,. The guarantees will rank equally with all of LyondellBasell’s other unsecured and unsubordinated debt from time to time outstanding.

Guarantee of LyondellBasell Debt Securities

LYB International Finance and LYB International Finance II may fully and unconditionally guarantee LyondellBasell’s payment obligations under any series of debt securities issued by LyondellBasell. If a series of debt securities is so guaranteed, LYB International Finance and LYB International Finance II, as applicable, will execute a separate guarantee agreement or a supplemental indenture as evidence of its guarantee. We will provide the specific terms of any such guarantee in the applicable prospectus supplement.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or any selling securityholder may sell the securities:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale, or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and selling securityholders may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of ordinary shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our ordinary shares by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our ordinary shares to engage in market-making activities with respect to our ordinary shares. These restrictions may affect the marketability of our ordinary shares and the ability of any person or entity to engage in market-making activities with respect to our ordinary shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

The validity of the ordinary shares, warrants and units in respect of which this prospectus is being delivered will be passed on for us by our Dutch counsel, De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands, as to certain matters of Dutch law. The validity of the debt securities and guarantees in respect of which this prospectus is being delivered will be passed on for us by our U.S. counsel, Vinson & Elkins L.L.P., Houston, Texas, as to certain matters of New York law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.